Clearance from the Norwegian Competition Authority received – all conditions to complete the merger fulfilled

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, JAPAN OR ANY JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OF THE LOCAL SECURITIES LAWS OR REGULATIONS OF SUCH JURISDICTION.

EVRY ASA ("EVRY") and Tieto Corporation ("Tieto") announce that the Norwegian Competition Authority ("NCA") has given its final approval for the completion of the merger of EVRY into Tieto (the "Merger"). In addition to the clearance from the NCA, all other conditions for the completion of the Merger have also been fulfilled. The companies therefore announce that they will complete the Merger.

The execution of the Merger is expected to be registered at the Finnish Trade Register on 5 December 2019, which will be the effective date of the Merger. Upon the completion of the Merger, the name of the combined company will be TietoEVRY Corporation ("TietoEVRY").

Clearance from the NCA and fulfilment of conditions for completing the Merger

On 1 November 2019, EVRY and Tieto announced that all required regulatory approvals, including competition clearances, had been received for completing the Merger. It was announced that the competition clearance from the Norwegian Competition Authority was subject to divestment of EVRY’s case management and archiving systems for the public sector in Norway (the "Relevant Business Unit") prior to the closing of the Merger.

In this respect, EVRY has entered into an agreement with Karbon Invest AS (the "Purchaser") regarding a sale by EVRY Norge AS to the Purchaser of the Relevant Business Unit, whereby the Purchaser will acquire the Relevant Business Unit (the "Transaction"). EVRY Norge AS will prior to closing of the Transaction transfer the Relevant Business Unit to a separate holding company, Sikri AS, and it is the shares in Sikri AS which subsequently will be sold to the Purchaser.

The Relevant Business Unit has approximately 100 employees and is expected to generate revenue of around NOK 150 million in 2019.

Completion of the Transaction is not subject to any conditions of material substance, and it is expected that the Transaction will close in Q4 2019 or Q1 2020.

The execution of the agreement between EVRY and the Purchaser satisfies the Norwegian Competition Authority's remedy requirement for the Merger, and therefore the standstill obligation for the Merger has been lifted.

With the fulfillment of all conditions for completing the Merger confirmed, EVRY and Tieto have decided to file for registration of the Merger as of 5 December 2019.

Issuing of new Tieto shares as merger consideration to the shareholders of EVRY

The shareholders of EVRY will receive 0.12 new shares in TietoEVRY and NOK 5.28 in cash for each share in EVRY owned by them as merger consideration. The total number of shares issued as merger consideration will be 44,316,519. The merger consideration shares are intended to be registered at the Finnish Trade Register on 5 December 2019, and trading of the new shares on the main market of

Nasdaq Helsinki Ltd and Nasdaq Stockholm AB and on the Oslo Børs is expected to commence on 5 December 2019. As a result of the registration of the execution of the Merger, the total number of shares in TietoEVRY will increase to 118,425,771 shares.

The merger consideration shares are expected to be delivered to EVRY shareholders on or about 9 December and the cash consideration is expected to be delivered to EVRY shareholders on or about 11 December 2019.

For further information, please contact:

Kjell Arne Hansen, Head of Group Treasury, tel +47 95040372, kjell.hansen (at) evry.com

Unni Strømstad, EVP Communications & Marketing, tel +47 9775 3453, unni.stromstad (at) evry.com

EVRY is a leading Nordic tech and consulting company. Together with our customers and an ecosystem of the best global digital experts, we shape the future today by applying new technologies to improve end user experiences, and the performance of people, processes and systems.

We are close to our customers and represent a Nordic mindset on responsibility, quality and security.

We leverage our Nordicness to do business in more than 18 countries. EVRY is listed on Oslo Stock Exchange. Our 8,800 employees are passionate about creating digital advantage and shaping the future - today.

Tieto aims to capture the significant opportunities of the data-driven world and turn them into lifelong value for people, business and society. We aim to be customers' first choice for business renewal by combining our software and services capabilities with a strong drive for co-innovation and ecosystems. Headquartered in Finland, Tieto has around 15,000 experts in close to 20 countries. Tieto's turnover is approximately EUR 1.6 billion and shares listed on NASDAQ in Helsinki and Stockholm. www.tieto.com.

IMPORTANT INFORMATION

This announcement is not an offer to sell or a solicitation of any offer to buy any securities issued by Tieto Corporation ("Tieto") or EVRY ASA ("EVRY") in any jurisdiction where such offer or sale would be unlawful.

In any EEA Member State, other than Finland or Norway, where Regulation (EU) 2017/1129 (the "Prospectus Regulation") is applicable, this communication is only addressed to and is only directed at "qualified investors" in that Member State within the meaning of the Prospectus Regulation.

In the United Kingdom, this document and any other materials in relation to the securities described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this document relates is available only to, and will be engaged in only with, "qualified investors" within the meaning of Article 2(e) of the Prospectus Regulation who are (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii) other persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). In the United Kingdom, persons who are not relevant persons should not take any action on the basis of this document and should not act or rely on it.

This document is not a prospectus for the purposes of the Prospectus Regulation. A prospectus prepared pursuant to the Prospectus Regulation can be obtained from www.tieto.com/tietoevry. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the prospectus.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with the release. Each person must rely on their own examination and analysis of Tieto, EVRY, their respective subsidiaries, their respective securities and the Merger, including the merits and risks involved.

This release includes "forward-looking statements." These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words "aims," "anticipates," "assumes," "believes," "could," "estimates," "expects," "intends," "may," "plans," "should," "will," "would" and similar expressions as they relate to Tieto, EVRY, the Merger or the combination of the business operations of Tieto and EVRY identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company's business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release.

NOTICE TO EVRY SHAREHOLDERS IN THE UNITED STATES

Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States. Any securities referred to herein are being offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

This document is made for the securities of a foreign company. The document is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.